RESIDUAL SHARING AGREEMENT AMENDMENT

THIS RESIDUAL SHARING AGREEMENT AMENDMENT (the "Amendment") is made and is effective as of December 31, 2003 by and among PLM Financial Services, Inc., a Delaware corporation, not in its individual capacity but solely as liquidating trustee for the PLM Equipment Growth Fund III Liquidating Trust ("Seller"), Transportation Equipment-PLM, LLC, a Delaware limited liability company ("Manager"), and Patriot Railcar Holdings I, LLC, a Delaware limited liability company ("Owner"). Capitalized terms used without definitions herein have the meanings ascribed to them in the Residual Sharing Agreement and/or the other Transaction Documents.

WHEREAS, Owner has, pursuant to a Rail Car Purchase and Sale Agreement dated May 29, 2003 (the "Purchase Agreement") between Owner, as purchaser, and Seller, as seller, purchased the railroad cars identified therein (individually, a "Car" and collectively, the "Cars");

WHEREAS, pursuant to the terms of the Purchase Agreement, Owner and Manager have entered into a Rail Car Management Agreement dated May 29, 2003 (the "Management Agreement"), pursuant to which Manager shall manage the Cars on the Owner’s behalf;

WHEREAS, in consideration of the sale of the Cars to Owner and pursuant to the terms of the Purchase Agreement, Seller, Manager and Owner, pursuant to the Residual Sharing Agreement dated May 29, 2003 (the "Agreement"), agreed to share in the Residual Net Cash Flow in accordance with the terms and conditions of the Agreement;

WHEREAS, pursuant to Section 3 of the Agreement, Owner has the option to pay to Seller an agreed upon amount to fully liquidate Seller’s rights and interests to receive any future allocations of Residual Net Cash Flow; and

WHEREAS, the Seller, Manager and Owner desire to amend the Agreement, as set forth herein.

NOW, THEREFORE, in consideration of the mutual promises made herein of which the receipt and sufficiency is hereby acknowledged, Owner, Seller and Manager, intending to be legally bound, hereby agree as follows:

1.  Owner Option . Section 3 of the Agreement shall be amended and restated as follows:

Owner shall pay and fully liquidate Seller’s rights to receive allocations of Residual Net Cash Flow under Section 2(ii) of the Agreement for an amount equal to $415,000 (the "Liquidation Amount"). Payment of the Liquidation Amount shall be made by Owner to Seller by wire transfer of immediately available funds to an account designated by Seller and, upon Seller’s receipt of the Liquidation Amount, Seller’s rights to receive allocations of Residual Net Cash Flow shall be deemed fully paid, liquidated and satisfied. The exercise of the Option and the payment of the foregoing Liquidation Amount shall not affect in any way Manager’s rights pursuant to the Agreement or the Transaction Documents.

2.  Exercise of Owner Option. Owner, Seller and Manager, individually and collectively, acknowledge and agree that upon execution this Amendment shall also serve as notice to the aforementioned parties that Owner shall exercise its Option regarding rights to the Residual Net Cash Flow required by Section 3 of the Agreement.

3.  Seller Representations and Warranties . Seller, in addition to the representations and warranties contained in the Transaction Documents, hereby represents and warrants to Owner as of the date hereof that:

(i)  There are no contracts, agreements, or understandings, whether written or oral, which provide for any other residual sharing agreement(s), remarketing or similar arrangements that would be binding upon or enforceable against the Seller or the Owner, subsequent to the exercise of its Option.

(ii)  Seller owns and, by this Amendment, shall transfer to Owner, good and marketable title to any and all rights and/or claims to the Residual Net Cash Flow, clear of all security interests, Liens, claims restrictions and/or other encumbrances. Upon execution, this Amendment shall constitute the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms and/or the terms of the Transaction Documents, to transfer to Owner all of Seller’s right, title and interest to any and all claims to the Residual Net Cash Flow.

(iii)  Since the Closing Date, (a) there has been no any material adverse change in or with respect to the Seller’s rights and/or claims to the Residual Net Cash Flow, and (b) Seller has not, in whole or in part, entered into any agreement, arrangement or understanding that will result in any such rights an/or claims to the Residual Net Cash Flow being transferred, assigned, sold, conveyed, or pledged

(iv)  Seller has not entered into any agreement, arrangement or understanding that will result in an obligation of Owner to pay any fee, commission or similar payment in connection with transaction contemplated by the Agreement or this Amendment.

4.  Miscellaneous.

Acknowledgment . In addition to the acknowledgements made in the Agreement, Seller acknowledges that other than the amendments and terms expressly set forth in this Amendment, all other provisions of the Agreement and/or the Transaction Documents shall remain unmodified and shall continue to be valid and fully binding and enforceable as they exist as of the date hereof.

Defined Terms. Other terms not defined herein shall have the meanings ascribed to such terms by the Transaction Documents.

Governing Law. This Amendment shall be governed by and construed under the laws of the State of New York without regard to any provision or rule of law that would require the application of the law of any jurisdiction other than New York and the parties attorn to the non-exclusive jurisdiction of the courts of the State of New York.

Counterparts; Facsimile Signatures. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Amendment may be executed by facsimile signatures, which shall be deemed originals.

Headings. Titles and headings of the Sections and Subsections of this Amendment are for the convenience of reference only and do not form a part of this Agreement and shall not in any way affect the interpretation hereof.

Interpretations-Parol Evidence . This Amendment, in conjunction with the Agreement, constitutes the entire agreement among the parties hereto and supersedes and cancels all prior agreements, representations, warranties, or communications, whether oral or written, among the parties hereto relating to the transactions contemplated hereby or the subject matter herein. Neither this Amendment, nor any provision hereof, may be changed, waived, discharged or terminated or all, but only by an agreement in writing signed by the party against who or which the enforcement of such change, waiver, discharge or termination is sought. No course of prior dealings between the parties and no usage of the trade shall be relevant to supplement or explain any term used in this Agreement. Acceptance or acquiescence in a course of performance rendered under this Amendment shall not be relevant to determine the meaning of this Amendment, even though the accepting or acquiescing party has knowledge of the nature of the performance and opportunity for objection.

Successors and Assigns. The terms and conditions of this Amendment shall inure to the benefit of and be binding upon the respective successors and assigns of the parties hereto.

Waiver. The waiver of any breach of any term or condition hereof shall not be deemed a waiver of any other or subsequent breach, whether of like or different nature.

Severability. If any term or provision of this Amendment or the performance thereof shall, to any extent, be invalid or unenforceable, such invalidity or unenforceability shall not affect or render invalid or unenforceable any other provision of this Amendment and this Amendment shall be valid and enforced to the fullest extent permitted by law.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment on the day and year first set forth above.

PLM FINANCIAL SERVICES, INC.,

not in its individual capacity but solely as liquidating trustee for the PLM Equipment Growth Fund III Liquidating Trust

By:

      Name:
      Title:

TRANSPORTATION EQUIPMENT-PLM, LLC

By:

      Name:
      Title:

PATRIOT RAILCAR HOLDINGS I, LLC

By:

      Name:
      Title: